EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2006, by, between and among US BioEnergy Corporation, a South Dakota corporation (“Buyer”), and each of the persons identified on Schedule A attached hereto (collectively referred to herein as the “Sellers” and individually as a “Seller”). Val-E Ethanol, LLC, a Nebraska limited liability company (“Val-E”), has also executed this Agreement and is a party to this Agreement solely for the purpose of acknowledging agreement to the specific provisions identified with respect to Val-E on the signature page of this Agreement. Buyer, Sellers and Val-E (limited as stated) are herein referred to as “Parties” and individually as a “Party” to this Agreement.

RECITALS

A.	Val-E is constructing a 45 million gallon per year fuel-grade dry mill ethanol plant in Ord, Nebraska.

B.	Buyer has agreed acquire Platte Valley Fuel Ethanol, LLC (“PVFE”) pursuant to a Transaction Agreement between PVFE and Buyer dated as of March 9, 2006 (the “PVFE Transaction Agreement”).

C.	PVFE owns membership interests in Val-E (“Membership Interests”) which constitute 50.18% of the total outstanding Membership Interests.

D.	Sellers own Membership Interests in Val-E which, in the aggregate, constitute the remaining 49.82% of the total outstanding Membership Interests in Val-E.

E.	Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers all of the Membership Interests owned by Sellers, on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 1.1. Purchase and Sale Transaction.

Subject to the terms and conditions set forth in this Agreement and the consummation of the transactions contemplated by this Agreement, on the closing date (as defined in Section 1.3 and hereinafter referred to as the “Closing Date”) and for the consideration specified in Section 1.2, Buyer shall purchase from Sellers, and Sellers shall sell, transfer, assign and convey to

Buyer, free and clear of any and all liens, claims, encumbrances, security interests or options whatsoever, all of Sellers’ right, title and interest in and to all of their respective Membership Interests in Val-E, as set forth on Schedule A to this Agreement, constituting in the aggregate 49.82% of the outstanding Membership Interests in Val-E, including all of Sellers’ rights and other benefits to which holders of Membership Interests in Val-E may be entitled under the Operating Agreement of Val-E dated December 28, 2005 (the “Operating Agreement”) or otherwise, including, without limitation, (i) Sellers’ shares of the profits and losses of Val-E, (ii) all rights of Sellers to receive distributions of Val-E’s monies and other property or assets due and to become due to Sellers under or pursuant to the Operating Agreement or applicable law (regardless of the source of those distributions or payments or when the same was earned or received by Val-E), (iii) all rights of Sellers to vote on or participate in the management of Val-E, (iv) all rights of Sellers to information concerning the business and affairs of Val-E, (v) all claims of Sellers for damages arising out of or for any breach of or default under the Operating Agreement, and (vi) all rights of Sellers to act under the Operating Agreement and to compel performance and otherwise exercise remedies under the Operating Agreement (all of the foregoing collectively referred to herein as the “Purchased Membership Interests”).

Section 1.2. Purchase Price; Exchanged Shares.

As consideration for the sale, transfer and assignment of the Purchased Membership Interests and for the covenants of the Sellers herein, Buyer agrees to pay Sellers at the Closing consideration in the form of an aggregate of 6,205,000 shares of Class A common stock of the Buyer (the “Purchase Price” or “Exchanged Shares”), such Exchanged Shares to be divided among and issued to the respective Sellers as set forth on Schedule A to this Agreement. The sale, transfer and assignment of the Purchased Membership Interests and registration and delivery of the Exchanged Shares to Sellers contemplated by this Agreement are herein referred to as the “Purchase Transaction.” The number of Exchanged Shares shall be adjusted for any stock splits, recapitalizations or other actions which affect the fundamental terms of the Class A common stock of Buyer prior to the Closing.

Section 1.3. The Closing.

The closing of the Purchase Transaction (the “Closing”) shall take place at the place and time specified for the closing of Buyer’s acquisition of PVFE pursuant to the PVFE Transaction Agreement (the “PVFE Transaction”), which is scheduled to take place by fax transmissions on April 26, 2006, or at such other place or such other time after the closing of the PVFE Transaction and following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Purchase Transaction (other than conditions with respect to actions the respective parties will take at the Closing itself) as Buyer and Sellers may mutually determine (the “Closing Date”), but in no event later than ten (10) days following the closing of the PVFE Transaction.

Section 1.4. Deliveries at the Closing.

At the Closing, (a) Sellers shall deliver to Buyer the various certificates, instruments, agreements and documents referred to in Section 5.1 below, (b) Buyer shall deliver to Sellers the various certificates, instruments and documents referred to in Section 5.2 below, (c) Sellers shall deliver to Buyer Sellers all necessary certificates, instruments and documents to effect a transfer of the Purchased Membership Interests to Buyer on the terms and conditions provided in this agreement, including, without limitation, the certificates or other instruments, if any, representing the Purchased Membership Interests, endorsed in blank or accompanied by duly executed assignment documents, including assignments of the Purchased Membership Interests (the “Assignments”) in the form set forth as Exhibit A to this Agreement, together with any other documents or certificates necessary in accordance with the Operating Agreement to effect the transfer of the Purchased Membership Interests, (d) Sellers shall deliver to Buyer evidence that Buyer’s name and address and the transfer of the Purchased Membership Interests are reflected in the records of Val-E effective as of the Closing Date, and (e) Buyer shall deliver to Sellers the Exchanged Shares described in Section 1.2 hereof in the amount for each Seller as set forth on Schedule A to this Agreement.

Section 1.5. Effects of the Transaction.

The purchase and sale of the Purchased Membership Interests shall be effective as of April 30, 2006 (the “Effective Date”), and Val-E will recognize the transfer of the Purchased Membership Interests as of the Effective Date. From and after the Effective Date, the portion of profits or losses of Val-E and the portions of all other items of income, gain, loss, deduction or credit allocable to the Purchased Membership Interests on or after such Effective Date shall be credited or charged, as the case may be, to Buyer and not to Sellers. From and after the Effective Date, Sellers shall not be entitled to any distributions or payments in respect of the Purchased Membership Interests, and Buyer shall be entitled to all distributions or payments in respect of the Purchased Membership Interests made on or after the Effective Date, regardless of the source of those distributions or payments or when the same were earned or received by Val-E. All profits, losses, each item thereof, and other items of income, gain, loss, deduction or credit allocable to the Purchased Membership Interests and attributable to any period before the Effective Date shall be allocated to Sellers, and shall be computed by Val-E on the basis of an interim closing of the books as of the Effective Date in accordance with the Operating Agreement and applicable law and in a manner consistent with its past accounting and allocation practices. From and after the Closing Date, Sellers will no longer be parties to the Operating Agreement, will no longer be members of Val-E, will have no right to vote on or participate in the management of Val-E and will have no right to any information concerning the business and affairs of Val-E.

ARTICLE II

REPRESENTATIONS AND WARRANTIES CONCERNING THE PARTIES AND THE TRANSACTION

Section 2.1. Representations and Warranties of Sellers.

Each Seller hereby represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date and as of the Effective Date (as though made at the Closing Date and Effective Date and as if the Closing Date and Effective Date were substituted for the date of this Agreement throughout this Section 2.1).

(a) If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and in any jurisdiction in which the failure to be qualified would impair its ability to enter into this Agreement or adversely affect the enforceability of this Agreement.

(b) Such Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which such Seller is subject, or any provision of such Seller’s articles of organization or incorporation, operating agreement or bylaws, or (ii) conflict with, result in a breach of or constitute a default under (upon the giving of notice or lapse of time or both), result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which such Seller is a party or by which such Seller is bound or to which the Purchased Membership Interest of such Seller is subject.

(d) Such Seller has no liability or other obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable.

(e) Such Seller holds of record and is the sole beneficial owner of the Purchased Membership Interest of such Seller, as described on Schedule A to this Agreement, which Purchased Membership Interest is a validly issued, fully paid and non-assessable Membership Interest in Val-E, and is free and clear of any restrictions on transfer (other than any restrictions under federal or state securities laws and the Operating Agreement), liens, claims, encumbrances, security interests, options, warrants, purchase rights, rights of first refusal or other demands. Such Seller is not a party to any option, warrant, purchase right, right of first refusal or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of such Purchased Membership Interest (other than this Agreement and the Operating Agreement). Such Seller has good and marketable title to such Purchased Membership Interest, such Purchased Membership Interest represents such Seller’s entire interest and investment in Val-E and such Purchased Membership Interest represents the percentage ownership of Val-E stated on Schedule A to this Agreement.

(f) Such Seller purchased such Seller’s Purchased Membership Interest for the amount stated on Schedule A to this Agreement, which amount has been paid in full to Val-E and no portion of which is unpaid or outstanding by promissory note or otherwise.

(g) Other than its ordinary obligations as a member of Val-E under the Operating Agreement, such Seller has no obligations or liabilities owed to Val-E or any other person for which Buyer would or will become responsible following the effective date of the transfer of the Purchased Membership Interests.

(h) Such Seller (i) is an “accredited investor” as defined in Regulation D of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”)

for purposes of the acquisition of the Exchanged Shares, (ii) is acquiring the Exchanged Shares solely for such Seller’s own account, for investment purposes only and, with no present intention of distributing, selling or otherwise disposing of the Exchanged Shares in connection with a distribution as such term is understood under the Act, (iii) understands that the Exchanged Shares may not be sold, transferred or otherwise disposed of without registration under the Act and applicable state securities laws, or the availability of exemptions thereunder, and (iv) agrees that Buyer may place restrictive legends on certificates representing the Exchanged Shares to evidence the restrictions on transfer thereof imposed by federal and state securities laws and may place a stop transfer order in its stock records or with its stock transfer agent and registrar with respect to the Exchanged Shares.

Section 2.2. Representations and Warranties of Buyer.

Buyer represents and warrants to Sellers that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date and as of the Effective Date (as though made at the Closing Date and Effective Date and as if the Closing Date and Effective Date were substituted for the date of this Agreement throughout this Section 2.2).

(a) Buyer is duly organized, validly existing and in good standing under the laws of the state of South Dakota and in any jurisdiction in which the failure to be qualified would impair its ability to enter into this Agreement or adversely affect the enforceability of this Agreement.

(b) Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject, or any provision of Buyer’s articles of incorporation or bylaws or (ii) conflict with, result in a breach of or constitute a default under (upon the giving of notice or lapse of time or both), result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which Buyer is bound.

(d) When issued at the Closing in accordance with the terms of this Agreement, the Exchanged Shares will be validly issued, fully paid and non-assessable shares of Class A common stock of the Buyer, subject only to the terms of Article VII of this Agreement and the Purchase Escrow Agreement and Instructions provided for therein.

ARTICLE III

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

Section 3.1 General.

Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article V below).

Section 3.2 Access to Information.

Val-E will give Buyer and its management personnel, counsel, accountants, financial advisors and all other reasonable representatives of Buyer (“Representatives”) full access and opportunity, during normal business hours, to examine Val-E’s assets, books and records and shall afford Buyer and Representatives full and complete access to examine all assets, contracts, facilities and information used in connection with Val-E’s development and intended operations.

Section 3.3 Notices and Consents.

Val-E agrees to give, and Sellers will use their best efforts to cause Val-E to give, any notices to third parties, and Val-E agrees to use, and Sellers will use their best efforts to cause Val-E to use, reasonable commercial efforts to obtain any third party consents that Buyer may reasonably request in connection with or to effect the transactions contemplated by this Agreement. Each of the Parties will give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents and approvals of governments and governmental agencies, known to be required in connection with the matters referred to in Section 2.1(c) and Section 2.2(c).

Section 3.4 Operation of Val-E Business.

Val-E agrees, and Sellers shall use their best efforts to cause Val-E, to operate its business and conduct its affairs in the ordinary course of business and as set forth in the Operating Agreement, except as otherwise provided in Article VI of this Agreement. Val-E shall not make any distribution with respect to any ownership interest in Val-E, including specifically the Purchased Membership Interests, until after Buyer’s purchase and complete redemption of the Purchased Membership Interests hereunder.

Section 3.5 Notice of Developments.

Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties in Article II above. However, no disclosure by any Party pursuant to this Section 3.5 shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

ARTICLE IV

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

Section 4.1 Additional Instruments and Further Assurances.

The Parties agree to cooperate at all times from and after the Closing with respect to any of the matters described herein, and to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications and other documents or instruments as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the transactions contemplated by this Agreement or the agreements of the Parties under this Agreement.

Section 4.2 Confidentiality.

The confidentiality and nondisclosure obligations of the Parties with respect to information exchanged between the Parties shall continue to be governed by the terms of the Mutual Confidentiality Agreement between Buyer and Val-E dated April 26, 2006

Section 4.3 Post-Closing Events.

The Sellers and the Buyer understand and agree that this Agreement is made in contemplation of the following post-Closing events, as to which Sellers and Buyer agree to use their reasonable best efforts to cause to occur:

(a) On and following the Effective Date, Buyer, either directly or indirectly through PVFE, will own 100% of the Membership Interests; and Buyer, subject to confirmation of accounting treatment of the acquisition satisfactory to Buyer, will cause PVFE to distribute its 50.18% Membership Interest in Val-E to Buyer, resulting in Val-E becoming and being a wholly-owned, single-member, first-tier subsidiary of Buyer.

(b) All real and personal property (including contract rights and other intangibles) of Val-E immediately prior to the acquisition will remain vested in and continue with Val-E following the acquisition. The existence of Val-E will continue without dissolution for state law purposes. As of the Effective Date, the existence of Val-E will terminate for tax purposes, and Val-E will become a disregarded entity for tax purposes. As sole member, Buyer will cause Val-E to file its final tax return for the period from its most recent fiscal year end to the Effective Date.

(c) As of the Effective Date, the Operating Agreement will be replaced and superseded by a single-member operating agreement and, if necessary, the Val-E articles of organization will be amended and restated to reflect the single-member ownership. Following the Effective Date, Val-E will continue to be a manager-managed entity, the members of the Executive Committee of Buyer will serve as the managers of Val-E, and each of the then current managers of Val-E will serve on the initial Board of Managers of Val-E, which Board of Managers will be a local board similar in nature and function to the local boards of other Buyer subsidiaries.

(d) The acquisition transaction may constitute an exchange transaction within Section 351 of the Internal Revenue Code for tax purposes, although Sellers and Buyer understand that the cost basis of each Seller in its Membership Interest equals approximately the value of the Exchanged Shares that it will receive in the Purchase Transaction.

ARTICLE V

CONDITIONS TO OBLIGATION TO CLOSE

Section 5.1 Conditions to Obligation of the Buyer.

The obligation of the Buyer to purchase the Purchased Membership Interests and to consummate the transactions to be performed by it in connection with the Closing with respect to any and all of the Sellers, regardless of which Seller or Sellers may be responsible for the failure of any condition herein, is subject to satisfaction of each of the following conditions:

(a) Buyer shall have completed its due diligence review of Val-E and the Purchase Transaction to Buyer’s satisfaction, such due diligence review to include, without limitation, the following:

(i) The satisfactory review and verification by Buyer of all business and accounting records and financial statements of Val-E;

(ii) Identification and inspection of all development agreements, option agreements, permits, applications, letters of intent, grants, incentive packages or payments in Nebraska and contracts of Val-E, including all material contracts relating to the construction of the Val-E ethanol plant in Ord, Nebraska and verification that all such contracts and relationships will survive the completion of the Purchase Transaction;

(iii) Satisfactory completion of a due diligence review by Buyer of Val-E’s assets, liabilities and prospects, including state incentive packages; and

(iv) Determination that the transactions contemplated herein comply with all applicable laws and regulations.

(b) Each of the representations and warranties of each of the Sellers set forth in Section 2.1 above shall be true and correct in all material respects at and as of the Closing Date.

(c) Each of the Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(d) The closing of the PVFE Transaction shall have been completed.

(e) Buyer shall be satisfied, in its sole discretion, that there has been no material adverse change in Val-E’s business, financial condition, operations or prospects.

(f) Val-E shall have procured all of the third party consents specified in Section 3.3 above.

(g) All necessary governmental approvals for the Purchase Transaction shall have been received and all required waiting periods shall have expired or terminated.

(h) The Board of Directors of Val-E shall have approved the transfer of the Purchased Membership Interests to Buyer and shall have consented in writing thereto, the transfer otherwise shall constitute a “permitted transfer” or “recognized transfer” under the Operating Agreement, Val-E shall have admitted Buyer as a Member of Val-E, and Val-E shall recognize the transfer of the Purchased Membership Interests on its books and records as of the Closing Date.

(i) Val-E shall not have made any Distribution to the Members nor established a record date of Members entitled to any Distribution.

(j) The members of V-85, LLC and Husker Ag, L.L.C., respectively, shall have given the necessary approvals to this Agreement, the Purchase Transaction and the other transactions contemplated by this Agreement on or prior to April 26, 2006.

(k) Each Seller shall complete the Purchase Transaction at the Closing with respect such Seller’s Purchased Membership Interest, with the result that, together with the completion of the PVFE Transaction, Buyer shall, directly or indirectly, hold 100% of the Membership Interests of Val-E.

(l) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(m) Each Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in paragraphs (b) and (c) of this Section 5.1 is satisfied in all respects, and that, to the knowledge of such Seller, each of the conditions specified in paragraph (l) of this Section 5.1 is satisfied in all respects to the extent applicable to such Seller.

(n) Each Seller shall have delivered a withdrawal form reasonably acceptable to Buyer in form and content indicating that such Seller has withdrawn from Val-E and is no longer a member of Val-E.

(o) Each Seller shall cause each person it has appointed to the Val-E Board to resign from the Val-E Board as a Manager, and such resignations shall be in form and content reasonably acceptable to Buyer.

(p) All actions to be taken by each of the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

Buyer may waive any condition specified in this Section 5.1 if it executes a writing so stating at or prior to Closing.

Section 5.2 Conditions to Obligation of Sellers.

The obligation of each Seller to sell and transfer the Purchased Membership Interests and to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions:

(a) The representations and warranties set forth in Section 2.2 above shall be true and correct in all material respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) The closing of the PVFE Transaction shall have been completed.

(d) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(e) Buyer shall have delivered to such Seller a certificate to the effect that each of the conditions specified above in paragraphs (a) and (b) of this Section 5.2 is satisfied in all respects, and that, to the knowledge of Buyer, each of the conditions specified in paragraph (d) of this Section 5.2 is satisfied in all respects;

(f) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to such Seller.

Each Seller may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to the Closing.

Section 5.3 Undertakings of Parties.

Each Seller and Buyer will use its best efforts to cause the conditions specified in Sections 5.1 and 5.2 to be satisfied in a timely manner. Each Seller and Buyer agree to cooperate at all times with respect to this Agreement and to execute any such deeds, instruments, assignments or other documents reasonably required to give effect to or to evidence the transactions contemplated hereby.

ARTICLE VI

OTHER AGREEMENTS OF THE PARTIES

Section 6.1 Consent to Transfer.

Val-E and Sellers hereby waive any of the conditions and restrictions on the transfer of Membership Interests in Val-E contained in the Operating Agreement or otherwise for the purpose of the Purchase Transaction and hereby consent to the transfer of the Purchased Membership Interests to Buyer pursuant to the terms and conditions of this Agreement, notwithstanding any provision of the Operating Agreement to the contrary.

Section 6.2 Amendments to Operating Agreement.

Val-E and Sellers hereby agree to modify or amend the provisions of the Operating Agreement or to waive their rights and obligations under the Operating Agreement as may be necessary or advisable, upon the request of Buyer, with respect to any other matter to facilitate the Purchase Transaction from the date this Agreement is signed to and including the Closing Date:

Section 6.3 Exclusive Dealing.

In consideration of the costs and expenses to be borne by the Parties in pursuing the Purchase Transaction and further in consideration of their mutual undertakings as to matters described herein, Val-E and each Seller agrees that it will not at any time prior to June 30, 2006, solicit or initiate any further discussion or enter into any agreement with any other person or entity concerning (a) an equity infusion into Val-E or the debt or equity funding of Val-E’s ethanol project; (b) the acquisition of Val-E, whether by merger, sale of Membership Interests, exchange or asset purchase or otherwise; (c) except as described on Schedule 6.3 to this Agreement, the sale, issuance or grant by Val-E of any of its equity or debt securities, or any right to purchase such equity or debt securities, or any combination thereof; and (d) the sale or encumbrance or other transfer, or any combination thereof, by any Seller of its Membership Interest or any portion thereof.

ARTICLE VII

UNWINDING OF PURCHASE TRANSACTION

Section 7.1 Termination and Unwinding; Purchase Reconveyance.

(a) Notwithstanding any other term or condition of this Agreement to the contrary, the Purchase Transaction provided by this Agreement shall be terminated and unwound if the PVFE Transaction is terminated and unwound pursuant to the provisions of Section 6.02 of the

PVFE Transaction Agreement. The termination and unwinding of the Purchase Transaction under this Section 7.1 (the “Purchase Reconveyance”) shall be automatic and mandatory as to the Parties, with no separate or specific notices required to effect such termination and unwinding, and shall occur and be effective simultaneously with the Reconveyance (as such term is defined in the PVFE Transaction Agreement, the “Reconveyance”).

(b) The closing of the Purchase Reconveyance shall occur concurrently with and at the place of the Reconveyance Closing (as such term is defined in the PVFE Transaction Agreement, the “Reconveyance Closing”).

(c) At the Closing of the Purchase Transaction, Buyer shall deliver to Title (as such term is defined in the PVFE Transaction Agreement, “Title”) the stock certificates representing the Exchanged Shares issued in the names of the Sellers pursuant to Section 1.2 of the Agreement and undated originals of all instruments and documents necessary to effectuate and complete in all respects the termination and unwinding of the Purchase Transaction, including, without limitation, the following (collectively, the “Purchase Reconveyance Documents”):

(i) An assignment and bill of sale from Buyer to each Seller for the Purchased Membership Interest held by such Seller immediately prior to the Effective Date, totaling in the aggregate the 49.82% of the Membership Interests of Val-E that were issued and outstanding in the names of the Sellers on the books and records of Val-E immediately prior to the Effective Date and as set forth on Schedule A to this Agreement (the “Purchase Reconveyance Assignments”);

(ii) A cancellation of the stock certificates representing the Exchanged Shares issued in the names of the Sellers pursuant to Section 1.2 of the Agreement (the “Exchanged Stock Cancellations”); and

(iii) Such other instruments or documents as may be reasonably requested by Buyer, Val-E or Title in order to effectuate the intention of the Purchase Reconveyance.

(f) At Closing of the Purchase Transaction, Buyer, Val-E and Title shall execute an escrow agreement and escrow instructions (the “Purchase Escrow Agreement and Instructions”) which shall provide, among other things, that if the Reconveyance occurs under the PVFE Transaction Agreement, then at the Reconveyance Closing, Title shall deliver the Purchase Reconveyance Assignments to Val-E and shall deliver the Exchanged Stock Cancellations to Buyer. If the Parties to this Agreement, the parties to the PVFE Transaction Agreement and Title agree, the Purchase Escrow Agreement and Instructions may be combined with the Escrow Agreement and Instructions (as such term is defined in the PVFE Transaction Agreement) to facilitate the closing of the Purchase Reconveyance with the Reconveyance.

(g) The termination and unwinding provisions contained in this Section 7.1 shall expire and be of no further effect, without any notice or action on the part of Buyer, Val-E or Sellers, if the right to terminate and unwind the PVFE Transaction shall terminate as provided in Section 6.02 of the PVFE Transaction Agreement. The Purchase Escrow Agreement and Instructions shall provide that, upon termination or expiration of the right to terminate and unwind the Transaction, Title shall immediately destroy all of the Purchase Reconveyance Documents except the stock certificates representing the Exchanged Shares, which shall then be delivered to the Sellers pursuant to Section 1.2 of the Agreement. Title shall provide certification to the Parties of such destruction.

(h) During the period from the Effective Date until the expiration of the right to terminate and unwind the Transaction, Buyer agrees to operate Val-E’s business and conduct its affairs in the ordinary course of its business as a developing company, may not cause Val-E to make any distributions of cash or other property or issue any additional Membership Interests or options, warrants or other agreements to purchase additional Membership Interests, and shall cause Val-E to be maintained as either a first-tier or second-tier single-member wholly-owned subsidiary of Buyer.

ARTICLE VIII

REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 8.1 Survival of Representations, Warranties and Covenants.

All of the representations, warranties and covenants of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twelve (12) months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) the representations and warranties of each Seller under Section 2.1 and the representations and warranties of the Buyer under Section 2.2 shall survive the Closing indefinitely, (ii) the covenants of the Parties contained in this Agreement with an express covenant period longer than twelve (12) months shall survive the Closing and continue in full force and effect for the express covenant period, (iii) the respective rights and obligations of the Parties under Sections 8.2, 8.3, 8.4 and 8.5 shall survive the Closing indefinitely, and (iv) any representation or warranty as to which a claim shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

Section 8.2 Indemnification Provisions for Benefit of Buyer and Val-E.

Each Seller agrees to indemnify, defend and hold Buyer and Val-E harmless from and against all liabilities, obligations, claims, damages, causes of action and costs and expenses, including attorneys fees, that are caused by, attributable to, result from or arise out of such Seller’s breach of any representation, warranty or covenant of this Agreement; provided, however, that any claim for indemnification under this Section 8.2 with respect to a breach of a representation or warranty must be asserted in a written notice given to Seller on or prior to the expiration of the survival period for the representation or warranty to which the claim relates.

Section 8.3 Indemnification Provisions for Benefit of Sellers.

Buyer agrees to indemnify, defend and hold each Seller harmless from and against all liabilities, obligations, claims, damages, causes of action and costs and expenses, including attorneys fees, that are caused by, attributable to, result from or arise out of Buyer’s breach of any representation, warranty or covenant of this Agreement; provided, however, that any claim for indemnification under this Section 8.3 with respect to a breach of a representation or warranty must be asserted in a written notice given to Buyer on or prior to the expiration of the survival period for the representation or warranty to which the claim relates.

Section 8.4 Additional Releases, Waivers and Indemnities.

As of the Closing Date, the Parties enter into the following releases, waivers and indemnities for the benefit of each person identified below and the officers, directors, employees, agents, stockholders, members, accountants and attorneys of each such person (in respect of an identified person hereunder, “Related Persons” thereto), which releases, waivers and indemnities shall be effective as of the Closing Date and for all periods thereafter; provided that the releases provided for hereunder shall not apply with respect to rights resulting from or arising out of the breach of any representation, warranty or covenant of this Agreement:

(a) BUYER, FOR ITSELF AND FOR ITS SUCCESSORS AND ASSIGNS, RELEASES, WAIVES AND FOREVER DISCHARGES EACH SELLER, AND THE RELATED PERSONS OF EACH SELLER, FROM ANY AND ALL CLAIMS, RIGHTS, CAUSES OF ACTION, LOSSES, FINES, LIABILITIES, DAMAGES AND REMEDIES OF WHATEVER KIND OR CHARACTER WHATSOEVER, UNDER ANY LEGAL THEORY, INCLUDING TORT, BREACH OF CONTRACT, STRICT LIABILITY, BREACH OF FIDUCIARY DUTY OR TRUST, MISAPPROPRIATION, STATUTORY LIABILITY OR OTHERWISE, THAT THE RELEASING PERSON MAY NOW HAVE, OR THAT MAY HEREAFTER ARISE OR ACCRUE, IN CONNECTION WITH THE OWNERSHIP OF THE PURCHASED MEMBERSHIP INTERESTS OR THE RELEASED PARTIES’ OBLIGATIONS WITH RESPECT THERETO UNDER THE OPERATING AGREEMENT, AND WHETHER SUCH MATTERS ARE KNOWN OR UNKNOWN, ABSOLUTE, MATURE OR CONTINGENT, SUSPECTED OR UNSUSPECTED (“CLAIMS”). CLAIMS INCLUDE CLAIMS UNDER THE OPERATING AGREEMENT OR OTHERWISE THAT ARISE WITH RESPECT TO ANY ACTIONS OR OMISSIONS BY THE MANAGERS OF VAL-E APPOINTED BY ANY SELLER, ACTING EITHER AS A MANAGER OF VAL-E OR AN OFFICER OF VAL-E OR AS BOTH, THAT PERTAIN TO THE USE OR MISUSE OF CONFIDENTIAL OR OTHER INFORMATION OF VAL-E, OR THAT INVOLVE ACTIONS OR ALLEGED ACTIONS OF AN ANTI-COMPETITIVE NATURE. NOTWITHSTANDING THE FOREGOING RELEASE, HOWEVER, EACH SELLER SHALL BE OBLIGATED TO PERFORM THE OBLIGATIONS IMPOSED ON IT OR HIM BY THIS AGREEMENT. EACH SELLER EACH HEREBY CONSENTS TO SUCH RELEASE BY VAL-E.

(b) EACH SELLER FOR ITSELF AND FOR ITS SUCCESSORS AND ASSIGNS, RELEASES, WAIVES AND FOREVER DISCHARGES BUYER, AND THE RELATED PERSONS OF BUYER, FROM ANY AND ALL CLAIMS, RIGHTS, CAUSES OF ACTION, LOSSES, FINES, LIABILITIES, DAMAGES AND REMEDIES OF WHATEVER KIND OR CHARACTER WHATSOEVER, UNDER ANY LEGAL THEORY, INCLUDING TORT, BREACH OF CONTRACT, STRICT LIABILITY, BREACH OF FIDUCIARY DUTY OR TRUST, MISAPPROPRIATION, STATUTORY LIABILITY OR OTHERWISE, THAT THE RELEASING PERSON MAY NOW HAVE, OR THAT MAY HEREAFTER ARISE OR ACCRUE, IN CONNECTION WITH THE OWNERSHIP OF A MEMBERSHIP INTEREST OR THE RELEASED PARTIES’ OBLIGATIONS WITH RESPECT THERETO UNDER THE OPERATING AGREEMENT, AND WHETHER SUCH MATTERS ARE KNOWN OR

UNKNOWN, ABSOLUTE, MATURE OR CONTINGENT, SUSPECTED OR UNSUSPECTED (“CLAIMS”). CLAIMS INCLUDE CLAIMS UNDER THE OPERATING AGREEMENT OR OTHERWISE THAT ARISE WITH RESPECT TO ANY ACTIONS OR OMISSIONS BY THE MANAGERS OF VAL-E APPOINTED BY BUYER OR THE BOARD MEMBERS AND OFFICERS OF BUYER OR THE VAL-E OFFICERS. NOTWITHSTANDING THE FOREGOING RELEASE, HOWEVER, (1) BUYER SHALL BE OBLIGATED TO PERFORM THE OBLIGATIONS IMPOSED ON IT BY THIS AGREEMENT, AND (2) THIS RELEASE SHALL NOT AFFECT ANY RIGHTS SELLER MAY ACQUIRE AS A SHAREHOLDER OF BUYER SUBSEQUENT TO THE EFFECTIVE DATE.

Section 8.5 Limitations.

Notwithstanding the provisions of Section 8.2, the aggregate damages to which Buyer will be entitled from each Seller for claims under Section 8.2 shall be limited to the Purchase Price paid to such Seller pursuant to Section 1.2 hereof. In no circumstance shall Buyer be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of claims made pursuant to Section 8.2 or otherwise. Notwithstanding the provisions of Section 8.3, the aggregate damages to which any Seller will be entitled for claims under Section 8.3 shall be limited to direct damages suffered by such Seller (as opposed to consequential or incidental damages). In no circumstance shall any Seller be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of claims made pursuant to Section 8.3 or otherwise.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement.

Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing: (i) in the event any Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified such Seller of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, or (ii) by reason of the failure of any condition precedent under Section 5.1 hereof other than conditions with respect to actions the respective Parties will take at the Closing itself (unless the failure results primarily from Buyer itself breaching any material representation, warranty or covenant contained in this Agreement in any material respect);

(c) Each Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, such Seller has notified Buyer of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach, or (ii) by reason of the failure of any condition precedent under Section 5.2 hereof other than conditions with respect to actions the respective Parties will take at the Closing itself (unless the failure results primarily from any Seller itself breaching any material representation, warranty or covenant contained in this Agreement in any material respect); and

(d) Buyer or any Seller may terminate this Agreement if the Closing does not occur on or prior to June 30, 2006.

Section 9.2 Effect of Termination.

If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

ARTICLE X

MISCELLANEOUS

Section 10.1 Press Releases and Public Announcements; Confidentiality.

No press release or public announcement relating to the existence of or subject matter of this Agreement may be made without the prior written approval of Buyer and Sellers, except for communications with member-owners, employees, customers, suppliers and other groups as may be legally required or necessary or appropriate and except that any Party may make any public disclosure it believes in good faith is required by applicable law, including the application of the securities laws (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). The Parties will make a joint announcement as to the proposed transaction at a time and place to be mutually agreed upon, as soon as practicable after the date hereof. The Parties shall also agree on a form of public announcement relating to the subject matter hereof within three business days after the Closing Date. The Parties agree to use commercially reasonable efforts to keep the terms of this Agreement confidential, subject to the foregoing disclosure requirement.

Section 10.2 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

Section 10.3 Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the Parties regarding the transactions contemplated hereby and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, except as otherwise provided in Section 4.2 hereof.

Section 10.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer and Seller (which approval shall not be unreasonably withheld).

Section 10.5 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and may be executed in whole or part by facsimile counterparts, each of which shall be original if original copies are executed and mailed to the Parties within three business days after sending by facsimile.

Section 10.6 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Notices.

All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to Buyer:	Copy to:

US BioEnergy Corporation	Michael L. Weaver, Esq.
111 Main Avenue, Suite 200	Lindquist & Vennum PLLP
Brookings, SD 57006	4200 IDS Center
Attention: Gordon W. Ommen, CEO	80 South Eighth Street
Minneapolis, MN 55402-2274
(612) 371-3987
Fax: (612) 371-3207

If to Sellers:	Copy to:

Husker Ag, L.L.C.	Douglas D. Murray, Esq.
54048 Highway 20	Baird Holm LLP
Plainview, NE 68769	1500 Woodmen Tower
Attention: Gary Kuester	Omaha, NE 68102
(402) 636-8207
Fax: (402) 231-8556

[The remaining sellers under the Agreement are unrelated to Husker Ag, LLC.]

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of South Dakota without giving effect to any choice or conflict of law provision or rule (whether of the State of South Dakota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Dakota.

Section 10.9 Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11 Expenses.

Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not any of the transactions contemplated herein are consummated, provided, however, that Buyer may cause Val-E to reimburse Buyer for its costs and expenses (including legal fees and expenses) if and only if the Closing occurs.

Section 10.12 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this

Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance and must be true on their own terms.

Section 10.13 Incorporation of Schedules and Exhibits.

The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14 Specific Performance.

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.15 Submission to Jurisdiction.

Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of South Dakota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Each of the Parties appoints the person or persons to whom notices are directed in Section 10.7 as his or its agent to receive on his or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

BUYER:

US BIOENERGY CORPORATION

By:
Name:
Title:

SELLERS:

HUSKER AG, LLC

By:	/s/ Fredrick J. Knievel
Name:	Fredrick J. Knievel
Title:	Chairman and President

The remaining Sellers under the Agreement are unrelated to Husker Ag, LLC.

SCHEDULE A

The Sellers of the Purchased Membership Interests are as follows:

Name and Address	Seller’s Purchase Price	Membership Interests	Percentage Interest	Exchanged Shares
Husker Ag, LLC 54048 Highway 20 Plainview, NE 68769 Attn: Gary Kuester	$6,000,000.00	1,200	24.09%	3,000,000

The remaining Sellers under the Agreement are unrelated to Husker Ag, LLC.

A - 1

SCHEDULE 6.3

Section 6.3 Exclusive Dealing

The following transactions constitute exceptions to the representation contained in Section 6.3(c) of the Agreement:

1. The construction loan between Val-E and the First National Bank of Omaha, which is to provide funding for the construction of Val-E’s ethanol plant, for which current drafts and documentation have been supplied to the Buyer.

2. The tax increment financing bond financing by Val-E through the City of Ord, Nebraska, which is to provide financing for the construction of Val-E’s ethanol plant, for which current drafts and documentation have been supplied to the Buyer.

EXHIBIT A

FORM OF

ASSIGNMENT AND BILL OF SALE

IN CONSIDERATION of                      shares of Class A common stock of US BIOENERGY CORPORATION, a South Dakota limited liability company (hereinafter “Buyer”), as transferee, and other good and valuable consideration given by Buyer to                                         , a                                          (hereinafter “Seller”), as transferor, the receipt and sufficiency of which are hereby acknowledged by Seller, the undersigned Seller does hereby sell, assign, transfer, and convey to Buyer, free and clear of any and all liens, claims, encumbrances, security interests or options whatsoever, all of Seller’s right, title and interest in and to a             % Membership Interest in VAL-E ETHANOL, LLC, a Nebraska limited liability company (“Val-E”) constituting 100% of Seller’s ownership interest in Val-E, including all of Seller’s rights and other benefits to which holders of Membership Interests in Val-E may be entitled under the Operating Agreement of Val-E dated December 28, 2005 (the “Operating Agreement”) or otherwise, including, without limitation, (i) Seller’s shares of the profits and losses of Val-E, (ii) all rights of Seller to receive distributions of Val-E’s monies and other property or assets due and to become due to Seller under or pursuant to the Operating Agreement or applicable law (regardless of the source of those distributions or payments or when the same was earned or received by Val-E), (iii) all rights of Seller to vote on or participate in the management of Val-E, (iv) all rights of Seller to information concerning the business and affairs of Val-E, (v) all claims of Seller for damages arising out of or for any breach of or default under the Operating Agreement, and (vi) all rights of Seller to act under the Operating Agreement and to compel performance and otherwise exercise remedies under the Operating Agreement (all of the foregoing collectively referred to herein as the “Purchased Membership Interest”).

Seller represents and warrants that it has good and marketable title to the Purchased Membership Interest free and clear of any and all liens, claims, encumbrances, security interests, or options whatsoever. Seller’s representations, warranties and covenants with respect to the Purchased Membership Interest, as set forth in the Membership Interest Purchase Agreement dated April 30, 2006 (the “Agreement”) by and among Buyer, Seller, other Sellers and Val-E, are hereby incorporated into and made a part of this Assignment and Bill of Sale. This Assignment and Bill of Sale is effective April 30, 2006, and shall be governed in accordance with the terms and conditions of the Agreement.

Seller does hereby agree, upon the completion by the parties to the Agreement of their respective obligations at Closing (as defined in the Agreement), that the transfer of the Purchased Membership Interest assigned hereunder on and subject to the terms and conditions of the Agreement shall be complete, final and irrevocable, and shall be effective as of April 30, 2006.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Agreement.

IN WITNESS WHEREOF, Seller has executed this Assignment and Bill of Sale as of the 30th day of April, 2006.

SELLER:

By:
Name:
Title:

4